Exhibit 99.1

Net1 Announces Closure of Competition Commission Complaint

Johannesburg, August 10, 2016 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that the Competition Commission of South Africa (the “Commission”) has declined to refer a complaint lodged against the Company and Grindrod Bank Limited (“Grindrod Bank”) by the Hon. Elza van Lingen, a Member of Parliament, to the Competition Tribunal (the “Tribunal”) for consideration.

The complaint alleged that Cash Paymaster Services Proprietary Limited (“CPS”), a subsidiary of the Company, provided other associates of the Company as well as Grindrod Bank with access to the database of social grant beneficiaries that CPS maintains as part of CPS’s contract with the South African Social Security Agency. The complaint further alleged that access to this database had the effect of placing Grindrod Bank and Net1 at an advantage over other banks for the provision of insurance policies, loans and prepaid airtime and electricity.

Following an investigation of the complaint, the Commission decided not to refer the matter to the Tribunal for consideration and advised the Hon. Van Lingen that she had the option of referring the matter directly to the Tribunal if she disagreed with the Commission’s decision. The Hon. Van Lingen has not referred the matter within the prescribed time and the matter has accordingly been closed.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com